Exhibit 4.1(b)

                          CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF DESIGNATION OF

                   THE BLUEBOOK INTERNATIONAL HOLDING COMPANY

                     (SERIES C CONVERTIBLE PREFERRED STOCK)

     The Bluebook International Holding Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

     A. The name of the Corporation is The Bluebook International Holding Company. The Corporation was originally incorporated under the name "Gama Computer Corporation". The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 18,
1997, as amended.   The Corporation's original Certificate of Designation
(Series C Convertible Preferred Stock) was filed with the Secretary of State of the State of Delaware on August 19, 2002.

     B. This Certificate of Amendment of Certificate of Designation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and amends Article 1 of the Corporation's Certificate of Designation.

     C. Article 1 of the Certificate of Designation is hereby deleted and replaced with the following text:

     "There is hereby created a series of preferred stock consisting of 5,316,704 shares and designated as the Series C Convertible Preferred Stock (the "Preferred Stock"), having the voting powers, preferences, relative, participating, limitations, qualifications, option and other special rights and the qualifications, limitations and restrictions thereof that are set forth below."

     IN WITNESS WHEREOF, The Bluebook International Holding Company has caused this Certificate of Amendment of Certificate of Designation to be signed by Mark
A. Josipovich, a duly authorized officer of the Corporation, on December 18, 2002.

                                           THE BLUEBOOK INTERNATIONAL HOLDING
                                           COMPANY

                                           /s/ Mark A. Josipovich
                                           -------------------------------------
                                           Mark A. Josipovich
                                           President and Chief Executive Officer


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